October 9, 1997

          HSB Capital I
          HSB Group, Inc.
          One State Street
          Hartford, Connecticut  06102

                    Re:  Global Floating Rate Capital
                         Securities of HSB Capital I

          Ladies and Gentlemen:

                    The undersigned, an attorney-at-law admitted to practice in the State of Connecticut, is Senior Vice President and General Counsel of HSB Group, Inc., a Connecticut corporation (the "Company"). As such, I am familiar with the proceedings taken by the Company and HSB Capital I, a trust formed under the laws of the State of Delaware and all of the common securities of which are owned by the Company (the "Issuer Trust"), in connection with the preparation of a Registration Statement on Form S-4 (the "Registration Statement") filed with the Securities and Exchange Commission (the "Commission") on the date hereof by the Company and the Issuer Trust with respect to the registration under the Securities Act of 1933, as amended (the "Act"), (i) by the Issuer Trust of $110 million aggregate liquidation amount of Global Floating Rate Capital Securities, Series B (the "Exchange Capital Securities"); (ii) by the Company of its guarantee of payment of cash distributions and payments on liquidation of the Issuer Trust or redemption of the Exchange Capital Securities pursuant to the Exchange Guarantee Agreement (the "Exchange Guarantee Agreement") and (iii) by the Company of $110 million aggregate principal amount of its Global Junior Subordinated Deferrable Interest Debentures, Series B due July 15, 2027 (the "Exchange Junior Subordinated Debentures").

                    This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Act.

                    In rendering the opinions set forth herein, either I or other members of my staff subject to my supervision have examined (i) the Registration Statement filed with the Commission on the date hereof (the "Registration Statement"), (ii) the Registration Rights Agreement dated as of July 15, 1997 (the "Registration Rights Agreement"), among the Company, the Issuer Trust and Goldman Sachs & Co. and Conning & Co., (iii) the Indenture and the First Supplemental Indenture dated as of July 15, 1997 (collectively, the "Indenture") between The First National Bank of Chicago, as Indenture Trustee, and the Company, (iv) the Amended and Restated Trust Agreement, dated as of July 15, 1997 (the "Trust Agreement") among Saul L. Basch, R. Kevin Price and Robert C. Walker, as Administrative Trustees, The First National Bank of Chicago, as property trustee, First Chicago Delaware Inc., as Delaware trustee and the Company, as sponsor, (v) the form of the Exchange Junior Subordinated Debentures and a specimen certificate thereof; (vi) the Exchange Guarantee Agreement, (vii) the Certificate of Incorporation and By-Laws of the Company and (viii) originals or copies, certified or otherwise identified to our satisfaction, of such other agreements, instruments, certificates of public officials and corporate officers of the Company and such other documents, certificates, records, authorizations and proceedings, as have been deemed requisite to enable me to express the opinions hereinafter set forth.

                    In our examination, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photocopies and the authenticity of the originals of such latter documents. In making our examination of documents executed by parties other than the Company, we have assumed that such parties had the power, corporate or other, to enter into and perform all obligations thereunder and have also assumed the due authorization by all requisite action, corporate or other, and execution and delivery by such parties of such documents and the validity and binding effect thereof on such parties.

                    Based on the foregoing, it is my opinion that:

                    (a)  The Exchange Guarantee Agreement has
               been duly authorized by the Company, and when
               (i) the Trust Agreement and Indenture have been qualified under the Trust Indenture Act of 1939, as amended (the "TIA"), and (ii) the Exchange Guarantee Agreement is duly executed and delivered by the Company and issued in the exchange offer as contemplated by the Registration Rights Agreement and the Registration Statement, the Exchange Guarantee Agreement will constitute a valid, legal and binding agreement of the Company in favor of the holders of Exchange Capital Securities, enforceable against the Company in accordance with its terms, except to the extent that enforcement thereof may be limited by (1) bankruptcy, reorganization, insolvency, moratorium, fraudulent conveyance or other similar laws now or hereafter in effect relating to creditors' rights generally and (2) general principles of equity (regardless of whether enforceability is considered in a proceeding at law or in equity); and

                    (b)  The Exchange Junior Subordinated
               Debentures have been duly authorized for issuance and sale by the Company and when (i) the Trust Agreement and Indenture have been qualified under the TIA and (ii) the Exchange Junior Subordinated Debentures are duly executed, authenticated and issued in accordance with the Indenture and delivered and issued in the exchange offer as contemplated by the Registration Rights Agreement and the Registration Statement, the Exchange Junior Subordinated Debentures will constitute valid and binding obligations of the Company enforceable against the Company in accordance with their terms, except to the extent that enforcement thereof may be limited by (1) bankruptcy, reorganization, insolvency, moratorium, fraudulent conveyance or other similar laws now or hereafter in effect relating to creditors' rights generally and (2) general principles of equity (regardless of whether enforceability is considered in a proceeding at law or in equity).

                    My opinions are subject to the following qualification:

                    (a)  I am qualified to practice law in the
               State of Connecticut. The opinions expressed herein are limited to the law of the State of Connecticut.

                    I hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration
          Statement. I also consent to the reference to myself under the caption "Validity of Securities" in the Registration Statement.

                                        Very truly yours,

                                        /s/ ROBERT C. WALKER
                                        Robert C. Walker
                                        Senior Vice President
                                          and General Counsel